Exhibit 99.1

News Announcement                                                                                              For Immediate Release

NEXSTAR BROADCASTING FIRST QUARTER NET
REVENUE RISES 19.3% TO A RECORD $133.8 MILLION

Record First Quarter Core TV Advertising, Political, and Retransmission Revenue
Drives Record 1Q Operating Income of $27.7 Million, BCF of $50.6 Million,
EBITDA of $42.1 Million and Free Cash Flow of $25.3 Million

Irving, TX – May 8, 2014 – Nexstar Broadcasting Group, Inc. (NASDAQ: NXST) (“Nexstar”) today reported record financial results for the first quarter ended March 31, 2014 as summarized below:

Summary 2014 First Quarter Highlights

($ in thousands)	Three Months Ended March 31,
	2014	2013	Change
Local Revenues	$65,642	$59,934	+9.5%
National Revenues	$27,189	$23,375	+16.3%
Local and National Core Revenue	$92,831	$83,309	+11.4%

Political Revenues	$4,003	$762	+425.3%
Digital Media Revenue	$6,277	$6,500	(3.4)%
Retransmission Fee Revenue	$35,129	$23,796	+47.6%
Network Compensation and Other	$981	$1,125	(12.8)%
Trade and Barter Revenue	$7,128	$7,418	(3.9)%
Gross Revenue	$146,349	$122,910	+19.1%
Less Agency Commissions	$12,516	$10,705	+16.9%
Net Revenue	$133,833	$112,205	+19.3%

Gross Revenue Excluding Political Revenue	$142,346	$122,148	+16.5%

Income from Operations	$27,700	$17,818	+55.5%

Broadcast Cash Flow(1)	$50,612	$39,797	+27.2%
Broadcast Cash Flow Margin(2)	37.8%	35.5%

Adjusted EBITDA(1)	$42,108	$33,064	+27.4%
Adjusted EBITDA Margin(2)	31.5%	29.5%

Free Cash Flow(1)	$25,255	$10,162	+148.5%

(1)	Definitions and disclosures regarding non-GAAP financial information are included on page 4, while reconciliations are included on page 7.
(2)	Broadcast cash flow margin is broadcast cash flow as a percentage of net revenue. Adjusted EBITDA margin is Adjusted EBITDA as a percentage of net revenue.

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Nexstar Broadcasting Group Q1 2014 Results, 5/8/14

CEO Comment
Perry A. Sook, Chairman, President and Chief Executive Officer of Nexstar Broadcasting Group, Inc. commented, “Nexstar’s strong operating and financial momentum continues in 2014 as reflected by our record first quarter net revenue, BCF, adjusted EBITDA and free cash flow.  The 19.3% rise in first quarter net revenue again highlights the value of our long-term strategy to complete accretive acquisitions while evolving the traditional television broadcasting operating model into a diversified entity with high margin revenue streams.  With strong core advertising trends, the cyclical return of political spending, our expanded digital media operations and visible retransmission revenue growth, we believe Nexstar is on track to generate record free cash flow throughout 2014.

“Reflecting growth in four of our top five, and seven of our top ten ad categories, as well as a 17.0% year-over-year increase in new business development, first quarter core ad revenue rose 11.4%, inclusive of 9.5% first quarter growth in local spot revenue and 16.3% growth in national spot revenue. Nexstar’s gross revenue growth in the first quarter excluding political was a robust 16.5% while first quarter political revenue rose over five-fold compared to the same period last year and by 43.3% over comparable first quarter 2012 levels.

“Strong gains in our core television operations were complemented by significant double digit growth in first quarter retransmission fee revenue which rose 31.0% on a quarterly sequential basis and 47.6% year-over-year to $35.1 million, which marks a record level of quarterly revenue from this source.  With the renewal of retransmission consent agreements representing approximately 22.0% of our subscriber base in late 2013 we project highly visible and significant revenue growth from this source throughout the year. Digital media revenue declines were due to non-recurring revenue at Inergize related to contract buyouts in 2013, while station-level digital revenue grew by 18.4% year-over-year. Expected digital media revenue growth in 2014 will reflect our accretive acquisition in April 2014 of Internet Broadcasting Systems, a digital publishing platform and digital agency services provider that strengthens our position as a leading local technology and services provider for businesses. In total, retransmission fee and digital media revenue grew 36.7% year-over-year to $41.4 million and accounted for 30.9% of 2014 first quarter net revenue. By comparison, total first quarter 2013 retransmission fee and digital media revenue comprised 27.0% of net revenue and 22.3% of net revenue in the 2012 first quarter.

“With a focus on generating free cash flow, we remain disciplined in managing costs and in addressing our capital structure, leverage and cost of capital. The rise in first quarter station direct operating expenses (net of trade expense) and SG&A primarily reflects higher variable costs related to the significant increase in national and local revenues and the operation of acquired stations. Similarly, the increase in first quarter corporate expense reflect increased staffing and infrastructure to manage and operate the additional stations as well as the previously disclosed expected increase in non-cash stock compensation expense of approximately $1.1 million.

“As a result, first quarter 2014 BCF and adjusted EBITDA grew 27.2% and 27.4%, respectively.  Notably, first quarter 2014 free cash flow grew 149% year-over-year and by approximately 100% over the first quarter of 2012, the previous political period.

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Nexstar Broadcasting Group Q1 2014 Results, 5/8/14

“Over the last two years, Nexstar has actively and effectively executed its long-term strategy to identify and structure accretive transactions that expand our operating and revenue base to drive free cash flow growth.  In March, Nexstar completed the acquisition of three stations in Des Moines, Iowa, Quad Cities, Iowa and Sioux City, Iowa from entities related to Citadel Communications, L.P. for $87.9 million. The acquisition of these stations marks Nexstar’s entrée into an important state for political advertising activity. Prior to completing the transaction, Nexstar operated these stations since last September pursuant to a Time Brokerage Agreement and following a successful integration, the operations and financial results are meeting our expectations.  Last month, the FCC approved Nexstar’s purchase of five stations in Colorado and Florida which are being acquired for $33.5 million.  These stations are being acquired from an intermediate seller and we expect to close this transaction as soon as practicable once all of the seller’s conditions have been met.  Beyond these transactions, we have four transactions representing 29 stations pending before the FCC which we expect to close in 2014.

“Pro-forma for the completion of all pending transactions we believe Nexstar would generate free cash flow in excess of $350 million during the 2014/2015 cycle, or average pro-forma free cash flow of approximately $5.85 per share per year, in this two year period.  Notwithstanding our confidence in completing all announced transactions, our existing operations alone are expected to generate blended free cash flow of approximately $4.40 per share per year in the current 2014/2015 period.  In addition, excluding the financings for pending transactions, our free cash flow generation from existing operations would result in Nexstar’s net leverage declining to approximately 3.8x at the end of 2014.

“In summary, despite delays in closing some pending transactions, our  long-term strategies to enhance shareholder value remain on plan and 2014 will see another period of record financial results as Nexstar will benefit from its expanded scale, new operating efficiencies and synergies related to recent and pending acquisitions, the renewal in the 2013 fourth quarter of a significant number of retransmission consent agreements, an expansion of our digital media initiatives and the return of the political cycle.”

The consolidated total debt of Nexstar, its wholly owned subsidiaries, and Mission (collectively, the “Company”) at March 31, 2014, was $1,067.6 million and senior secured debt was $541.9 million.  The Company’s total net leverage ratio at March 31, 2014 was 5.52x compared to a total permitted leverage covenant of 7.25x.  The Company’s first lien net leverage ratio at March 31, 2014 was 2.67x compared to the covenant maximum of 4.00x.

The table below summarizes the Company’s debt obligations:

($ in millions)	3/31/14	12/31/13
First Lien Revolvers	$-	$-
First Lien Term Loans	$541.9	$545.4
6.875% Senior Notes due 2020	$525.7	$525.7
Total Debt	$1,067.6	$1,071.1

Cash on hand	$50.6	$40.0

At March 31, 2014, the Company had deposits of $35.7 million on pending acquisitions totaling approximately $410.3 million.

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Nexstar Broadcasting Group Q1 2014 Results, 5/8/14

Dividends
On April 25, 2014 the Board of Directors approved a quarterly cash dividend of $0.15 per share of Nexstar’s Class A common stock. The dividend is payable on Friday, May 30, 2014 to stockholders of record on Friday, May 16, 2014.

First Quarter Conference Call
Nexstar will host a conference call at 10:00 a.m. ET today.  Senior management will discuss the financial results and host a question and answer session.  The dial in number for the audio conference call is 719/325-2315, conference ID 5990397 (domestic and international callers).  In addition, a live audio webcast of the call will be accessible to the public on Nexstar’s web site, www.nexstar.tv and a recording of the webcast will be archived on the site for 90 days following the live event.

Definitions and Disclosures Regarding non-GAAP Financial Information
Broadcast cash flow is calculated as income from operations, plus corporate expenses, depreciation, amortization of intangible assets and broadcast rights (excluding barter) and loss (gain) on asset disposal, net, minus broadcast rights payments.

Adjusted EBITDA is calculated as broadcast cash flow less corporate expenses.

Free cash flow is calculated as income from operations plus depreciation, amortization of intangible assets and broadcast rights (excluding barter), loss (gain) on asset disposal, net, and non-cash stock option expense, less payments for broadcast rights, cash interest expense, capital expenditures and net cash income taxes.

Broadcast cash flow, adjusted EBITDA and free cash flow results are non-GAAP financial measures.  Nexstar believes the presentation of these non-GAAP measures are useful to investors because they are used by lenders to measure the Company’s ability to service debt; by industry analysts to determine the market value of stations and their operating performance; by management to identify the cash available to service debt, make strategic acquisitions and investments, maintain capital assets and fund ongoing operations and working capital needs; and, because they reflect the most up-to-date operating results of the stations inclusive of pending acquisitions, TBAs or LMAs.  Management believes they also provide an additional basis from which investors can establish forecasts and valuations for the Company’s business.

For a reconciliation of these non-GAAP financial measurements to the GAAP financial results cited in this news announcement, please see the supplemental tables at the end of this release.

About Nexstar Broadcasting Group, Inc.
Nexstar Broadcasting Group is a leading diversified media company that leverages localism to bring new services and value to consumers and advertisers through its traditional media, digital and mobile media platforms. Nexstar owns, operates, programs or provides sales and other services to 74 television stations and 19 related digital multicast signals reaching 44 markets or approximately 12.9% of all U.S. television households. Nexstar’s portfolio includes affiliates of NBC, CBS, ABC, FOX, MyNetworkTV, The CW, Telemundo, Bounce TV, Me-TV, Live Well and independent stations. Nexstar’s 43 community portal websites offer additional hyper-local content and verticals for consumers and advertisers, allowing audiences to choose where, when and how they access content while creating new revenue opportunities.

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Nexstar Broadcasting Group Q1 2014 Results, 5/8/14

Pro-forma for the completion of all announced transactions Nexstar will own, operate, program or provides sales and other services to 108 television stations and related digital multicast signals reaching 56 markets or approximately 16.0% of all U.S. television households.

Forward-Looking Statements
This news release includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words "guidance," "believes," "expects," "anticipates," "could," or similar expressions.  For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  The forward-looking statements contained in this news release, concerning, among other things, changes in net revenue, cash flow and operating expenses, involve risks and uncertainties, and are subject to change based on various important factors, including the impact of changes in national and regional economies, our ability to service and refinance our outstanding debt, successful integration of acquired television stations (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, future regulatory actions and conditions in the television stations' operating areas, competition from others in the broadcast television markets served by the Company, volatility in programming costs, the effects of governmental regulation of broadcasting, industry consolidation, technological developments and major world news events.  Unless required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this news release might not occur.  You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release.  For more details on factors that could affect these expectations, please see our filings with the Securities and Exchange Commission.

Contact:
Thomas E. Carter	Joseph Jaffoni, Jennifer Neuman
Chief Financial Officer	JCIR
Nexstar Broadcasting Group, Inc.	212/835-8500 or nxst@jcir.com
972/373-8800

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Nexstar Broadcasting Group Q1 2014 Results, 5/8/14

Nexstar Broadcasting Group, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts - unaudited)

	Three Months Ended March 31,
	2014	2013

Net revenue	$133,833	$112,205

Operating expenses:
Station direct operating expenses, net of trade, depreciation and amortization	40,379	32,591
Station selling, general and administrative expenses, net of depreciation and amortization	32,536	28,767
Trade and barter expense	7,142	7,357
Corporate expenses	8,504	6,733
Amortization of broadcast rights, excluding barter	2,960	2,969
Amortization of intangible assets	6,193	7,990
Depreciation	8,419	7,980
Total operating expenses	106,133	94,387
Income from operations	27,700	17,818

Interest expense, net	(15,170)	(16,549)
Other expenses	(128)	(84)
Income before income taxes	12,402	1,185
Income tax expense	(5,049)	(480)

Net income	$7,353	$705

Basic net income per share	$0.24	$0.02
Basic weighted average number of common shares outstanding	30,603	29,461

Diluted net income per share	$0.23	$0.02
Diluted weighted average number of common shares outstanding	31,909	31,054

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Nexstar Broadcasting Group Q1 2014 Results, 5/8/14

Nexstar Broadcasting Group, Inc.
Reconciliation of Broadcast Cash Flow and Adjusted EBITDA (Non-GAAP Measures)
(in thousands - unaudited)

	Three Months Ended March 31,
Broadcast Cash Flow and Adjusted EBITDA:	2014	2013

Income from operations:	$27,700	$17,818
Add:
Depreciation	8,419	7,980
Amortization of intangible assets	6,193	7,990
Amortization of broadcast rights, excluding barter	2,960	2,969
(Gain) Loss on asset disposal, net	(15)	7
Corporate expenses	8,504	6,733

Less:
Payments for broadcast rights	3,149	3,700

Broadcast cash flow	50,612	39,797

Less:
Corporate expenses	8,504	6,733

Adjusted EBITDA	$42,108	$33,064

Nexstar Broadcasting Group, Inc.
Reconciliation of Free Cash Flow (Non-GAAP Measure)
(in thousands - unaudited)

	Three Months Ended March 31,
Free Cash Flow:	2014	2013

Income from operations:	$27,700	$17,818

Add:
Depreciation	8,419	7,980
Amortization of intangible assets	6,193	7,990
Amortization of broadcast rights, excluding barter	2,960	2,969
Loss on asset disposal, net	(15)	7
Non-cash stock option expense	1,643	495

Less:
Payments for broadcast rights	3,149	3,700
Cash interest expense	14,480	15,718
Capital expenditures	3,969	6,780
Cash income taxes, net of refunds	47	899

Free cash flow	$25,255	$10,162

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